Mar. 1, 2017

Mark H. Lawrence

Dear Mark:

It is with great pleasure that we offer you the position of Chief Financial Officer with Nu Skin Enterprises!

We would like to offer you a starting base salary of $425,000 annually at a 20 pay grade level.  In this role, you will have an opportunity  for regular annual increases, and a potential 75% annual bonus subject to company profitability and personal performance.  We will also grant you $775,000 worth of Nu  Skin equity based on the stock price on your start date.  In addition, we will extend a one-time sign-on RSU grant in the value of $100,000 that will vest one year from your start date.  Lastly, we will reimburse and gross-up the $85,000 of relocation expenses that we understand needs to be paid back to your previous employer.

We have traditional health insurance, 401K, cafeteria benefits, and other benefits which you will enjoy as an employee of Nu  Skin. Finally, as a Nu Skin employee you will receive a monthly credit toward the purchase of Pharmanex and Nu Skin products made available to you at our company store.

This offer is subject to favorable reference, past employment,  background  and credit checks. You will be employed on an at-will basis.  As such, your employment may be terminated by either party at any time for any reason.

We look forward to having you join Nu Skin Enterprises.  This offer reflects our confidence in your abilities to lead at the most senior level and make a significant and sustainable contribution to Nu Skin. We express our commitment to help your experience with us be challenging and worthwhile.  If you agree to the offer stated above, we would ask that you sign below, and return a copy of this letter to us at your earliest convenience.

We look forward to a rich and rewarding professional relationship.  If there is anything more we can do to assist you in making a smooth transition to the Nu Skin organization, please let us know as soon as possible.

Sincerely,

/s/ Dave Daines

Dave Daines, VP Human Resources
Nu Skin Enterprises

I accept the offer as stipulated above:	/s/ Mark H. Lawrence	3/2/2017
	Signature	Date